UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
_________________________________________

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12.

TERRAFORM POWER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies: __________________________________________________________________________________________________________________
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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This Schedule 14A and the other documents referenced herein and in the filings with the SEC made by TerraForm Power, Inc. (the “Company”) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. They may include financial metrics such as estimates of expected adjusted earnings before interest, taxes, depreciation and amortization, cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangement and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements are based on the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although the Company believes its respective expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the merger between the Company and an affiliate of Brookfield Asset Management Inc. (the “Merger”), including the timing, receipt and terms and conditions of any required governmental approvals of the Merger that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger and sponsorship transaction agreement entered into in connection with the Merger (the “Merger and Sponsorship Agreement”); the risk of failure by the bankruptcy court in the Chapter 11 case of SunEdison, Inc. (“SunEdison”) to confirm the settlement agreement between the Company and SunEdison and any other agreement entered into in connection with the Merger or the other transactions contemplated by the Merger and Sponsorship Agreement to which SunEdison or any other debtor will be a party; the risk of failure of the holders of a majority of the outstanding shares of Class A common stock of the Company to adopt the Merger and Sponsorship Agreement and of the holders of a majority of the Class A Shares other than SunEdison and its affiliates and Brookfield Asset Management Inc. and its affiliates to approve the Merger and Sponsorship Agreement and the transactions contemplated by the Merger and Sponsorship Agreement; the risk that the parties may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; the Company’s relationship with SunEdison, including SunEdison’s bankruptcy filings; risks related to events of default and potential events of default arising under project-level financings and other agreements due to various factors; risks related to the Company’s failure to satisfy continued listing requirements of NASDAQ; the Company’s ability to acquire projects at attractive prices as well as to integrate the projects the Company acquires from third parties or otherwise realize the anticipated benefits from such acquisitions, including through refinancing or future sales; actions of third parties, including but not limited to the failure of SunEdison to fulfill its obligations and the actions of the Company’s bondholders and other creditors; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects the Company intends to acquire; regulatory requirements and incentives for production of renewable power; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and the Company’s ability to borrow additional funds and access capital markets; the impact of foreign exchange rate fluctuations; the Company’s ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages or other curtailment of the Company’s power plants; departure of some or all of SunEdison’s employees, particularly key employees and operations and maintenance or asset management personnel that the Company significantly relies upon; pending and future litigation; and the Company’s ability to operate the Company’s business efficiently, including to manage the transition from SunEdison information technology, technical, accounting and generation monitoring systems, to manage and complete governmental filings on a timely basis. Many of these factors are beyond the Company’s control.

The Company disclaims any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in the Company’s Form 10-K for the 2015 fiscal year and Forms 10-Q for the first, second and third quarters of 2016, as well as additional factors it may describe from time to time in other filings with the SEC or incorporated herein. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction between the Company and Brookfield. In connection with the proposed transaction, Brookfield and the Company intend to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT,

BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814: (240) 762-7700, or from the Company’s website, https://www.terraformpower.com/.

PARTICIPANTS IN SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company and the interests of such individuals will be set forth in the proxy statement for the Merger, which will be filed with the SEC. You may obtain free copies of the proxy statement as described in the preceding paragraph, when it is available.

The following is a transcript of the investor call regarding the Company's Q3 2016 results on Wednesday, March 8, 2017 at 4:30 p.m.:

PRESENTATION
Operator

Good day, ladies and gentlemen, and welcome to the TerraForm Power investor call to review the third-quarter 2016 results.
(Operator Instructions)
As a reminder, this call is being recorded. I would now like to introduce your host for today's conference, Mr. Brett Prior, Head of Investor Relations for TerraForm Power. Sir, you may begin.

Brett Prior - TerraForm Power Inc. - Head of IR
Thank you. Good afternoon, and thank you for joining TerraForm Power's investor update call for 3Q 2016. I am joined today by Peter Blackmore, Chairman and Interim Chief Executive Officer, and by Becky Cranna, our Executive Vice President and Chief Financial Officer.

As a reminder, we are holding this call to discuss 3Q 2016 results, in order to satisfy the requirement under our bond debenture, and we'll not be focusing on the Brookfield transaction, as that was covered on our investor call yesterday morning. As is customary practice, I will now review our disclosure statement.

Our discussion today will refer to certain non-GAAP financial measures, including adjusted revenue, adjusted EBITDA, and cash available for distribution or CAFD. A reconciliation of these non-GAAP measures has been provided in our call presentation, published on TerraForm Power's website today.

Please note that this call contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from management's current expectations. We encourage you to review the Safe Harbor statement contained in today's presentation for a more complete description.

In addition, this call includes only information available to us at this time. To the extent, you're listening to this call at a later date via a replay, please note this information may be outdated or incomplete. With that, I will now turn the call over to Peter Blackmore.

Peter Blackmore - TerraForm Power Inc. - Chairman and Interim CEO
Thank you, Brett, and hello everybody again. Appreciate your joining the call. As you know, we announced the Brookfield transaction yesterday, and hosted an investor call providing a lot of details on the sponsorship arrangement, and therefore we'd like this call to focus solely on the third quarter results for 2016, that we just published in the last 10-Q.

Accordingly, please limit your questions this call to specific, to topics on our fleet performance. And if you do have additional questions on the transaction with Brookfield, please reach out to our Head of Investor Relations, Brett Prior to follow up. And as needed, we'll hold investor calls in the future.

Let's turn to slide 4, just a summary of where we are. Our fleet continues to perform well, which is good, and we're making good progress, continuing to make excellent progress [implemented] our standalone operating capability, as we've explained to you before.

Regarding the NASDAQ compliance, the filing of our10-Q for third-quarter 2016 on February 24, we temporarily regained compliance with NASDAQ rules regarding periodic filings. Further, we are not able to file our10-K by the deadline of March 1, so we are requesting an extension of NASDAQ, and they will grant at its discretion.

Importantly, we have the continued support of the SunEdison accounting team to finalize the 2016 project level financials, and any support we need from them on the K, obviously under our supervision. As I said, we've requested a deadline extension from NASDAQ, also to hold our annual shareholder meeting, and that's important because it be held after we file our 10-K. So that's a quick summary of where we are, and I'd like to hand the call over to our Chief Financial Officer, Becky Cranna, who will walk you through our third quarter 2016. Becky?

Becky Cranna - TerraForm Power Inc. - EVP and CFO
Thank you, Peter. Turning to slide 5. In the third quarter of 2016, fleet production was approximately 3% lower than management estimates, as wind resource was below the third quarter average due to low resource in the Midwest and Canada. The large year-over-year changes in our fleet metrics were primarily driven by the acquired Invenergy wind plants which have a much higher capacity factor, much lower price per megawatt hour, and somewhat lower margin versus the existing TerraForm Power fleet.

Our third quarter CAFD declined by $63 million versus the previous year period. That was driven by four main factors. First, there was a $22 million negative impact as a result of accumulation of restricted cash due to some Edison bankruptcy triggered or related defaults. Second, a negative $19 million impact from increased Holdco debt payments, as we had only partial year payments due in the third quarter of last year.

Third, there was a negative $10 million impact from the reduction in SunEdison support for interest, G&A and CapEx. And fourth, there was a negative $12 million net impact, primarily from lower incentive revenue related to contract timing, and a restricted cash release that benefited the UK CAFD in the third quarter of 2015. Excluding the negative $22 million from restricted cash impacts, CAFD would have been $55 million.

Turning to slide 6, where we provide commentary on 2017, I would like to discuss six key points. First, as recently announced on February 28, we secured the expansion of our Canada project financing by an additional $86 million. We intend to use those proceeds primarily to reduce corporate debt.

Second, our Holdco unrestricted cash balance stands at $542 million as of February 28. This is an increase of $64 million from the $478 million we reported as of December 31, largely due to the cash inflow from the expansion of the Canada financing.

Third, we continue to work on resolving the outstanding project level debt defaults. $57 million of project level cash remains restricted as a result of these defaults. Fourth, we continue to evaluate options for 2017, to optimize the portfolio and capital structure.

And moving to the topic of 2017 CAFD, in our December 2016 investor presentation, we provided an estimated range for 2017 CAFD of $120 million to $160 million. We now expect 2017 CAFD to be closer to the low end of that range.

Going forward, we anticipate Brookfield will support us with additional strategic, financial, and investing expertise, in order to strengthen TerraForm Power's operations, and help grow our portfolio. In time, under Brookfield's sponsorship, we look forward to renewing our growth, and increasing our cash flows per share.

In closing, as our results demonstrate, our business continued to perform well. We've announced a transformative sponsorship transaction with Brookfield, and we'll work diligently with them, in order to complete the steps required to close the transaction. At the same time, our team is also working diligently to finalize our full-year 2016 financing. And we look forward to speaking with you again, after we file our 10-K annual report for 2016.

This concludes our prepared remarks. Now I'd like to turn the call back to the operator for the Q&A session. Operator?
QUESTIONS AND ANSWERS
Operator

(Operator Instructions) Colin Rusch, Oppenheimer.

Noah Kaye - Oppenheimer & Co. - Analyst
Hi, good afternoon. Peter, Becky and Brett, it's Noah Kaye in for Colin. Becky, you talked about this in your prepared remarks, the potential to further restructure the balance sheet. I guess, just sort of at a high level, how should we think about likely ways to accomplish that?

Is there more room to expand project debt, and repay corporate debt, similar to what you did in Canada? How much flexibility should we think about there, versus say, how you're thinking about the current holdings in the portfolio, and the potential for further asset divestment?

Becky Cranna - TerraForm Power Inc. - EVP and CFO
Well, hi, Noah. Good afternoon, and thank you for the question. So the first item I would highlight is that we continue to have a robust position of cash on hand, as I indicated in my remarks.

Second, we do have the UK portfolio closing, which will be providing additional proceeds that will be available for us, to help strengthen our balance sheet. And third, we do have additional capacity at the project level, where we could add additional project debt, if we elected to do so.

What I'd like to say is that once we work together with Brookfield, we are developing a plan for all of the various recapitalization activities that we plan to undertake for the rest of the year. So in time, we'll come back to you with more information, once we finalize that plan that we're working on now, together with Brookfield.

Noah Kaye - Oppenheimer & Co. - Analyst
Great. Thank you very much.

Peter Blackmore - TerraForm Power Inc. - Chairman and Interim CEO
Thanks, Noah.

Operator
David Katter, Baird.

David Katter - Robert W. Baird & Co. - Analyst
Hi, guys. Thank you for taking the question. I was wondering if you could give an indication of the time line when you expect to hear back from the NASDAQ, and what in your opinion, would be an adequate extension for you to get the 10-K in on-time?

Peter Blackmore - TerraForm Power Inc. - Chairman and Interim CEO
We expect to hear back shortly, because we requested it a few weeks ago so -- and we'll obviously update you as soon as we do. And then, right now, the accounting team is working, as they have done, to get fully compliant, and as quickly as we can. But we -- won't going to give a date on this call today, but working as fast as we can.

David Katter - Robert W. Baird & Co. - Analyst
Got it. And I'm not sure if this is within the purview of this call, but how should we think about a potential $500 million facility from BAM, in terms of how you might deploy the capital, or a time line for that?

Peter Blackmore - TerraForm Power Inc. - Chairman and Interim CEO
Well, that's only a facility, which was available to us on closing of the transaction, and we'll have to update you on those ideas later. It's not available until we close.

David Katter - Robert W. Baird & Co. - Analyst

Got it. Thank you.

Peter Blackmore - TerraForm Power Inc. - Chairman and Interim CEO
Thank you very much.

Operator

At this time, I'm showing no further questions. I would like to turn the call back over to Mr. Peter Blackmore for closing remarks.

Peter Blackmore - TerraForm Power Inc. - Chairman and Interim CEO
Thank you very much everybody. This has been a short call, and as I said earlier, any further questions, please contact Brett Prior. And we thank you again for all your support. Let's close the call, operator.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the programming. You may now disconnect.
Everyone, have a great day.